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                         EXHIBIT (ii)
                     FIRST AMENDMENT TO

                PITNEY BOWES 1991 STOCK PLAN



    The Pitney Bowes 1991 Stock Plan (the "Plan") is hereby amended, effective as of the date set forth below, as follows:
  1. This Amendment shall be effective if and only if it is approved by the stockholders of Pitney Bowes Inc. (the
"Company") at their annual meeting in 1996, and if so approved, this Amendment shall be effective as of January
1, 1996.
  2. Section 2 of the Plan is hereby amended to add the following new definitions:

     "Covered Award" means an Award, other than an Option or other Award with an exercise price per Share not less than the Fair Market Value of a Share on the date of grant of such Award, to a Covered Employee, if it is designated as such by the Committee at the time it is granted. Covered Awards are subject to the provisions of Section 13 of this Plan.
     "Covered Employees" means Participants who are desig nated by the Committee prior to the grant of an Award who are, or are expected to be at the time taxable income will be realized with respect to the Award, "covered employees" within the meaning of Sec tion 162(m).
     "Performance Goals" means one or more objective performance goals, established by the Committee at the time an Award is granted, and based upon the attainment of targets for one or any combination of the following criteria: operating income, revenues, return on operating assets, earnings per share, return on stockholder equity, stock price, or achievement of cost control, of the Company or such subsidiary, division or department of the Company for or within which the participant is primarily employed. Performance Goals also may be based upon attaining specified levels of Company performance based upon one or more of the criteria described above relative to prior periods or the performance of other corporations. Performance
  Goals shall be set by the Committee within the time period prescribed by Section 162(m).
     "Section 162(m)" means Section 162(m) of the Code or any successor thereto, and the Treasury Regulations thereunder.
  3. There is added to Section 4(a) of the Plan a new sen tence at the end thereof, reading in its entirety as follows:
     The maximum number of Shares that may be the subject of Awards made to a single Participant in any one calendar year shall be 200,000.

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  4.  There is added to the Plan a new Section 13, reading
in its entirety as follows:
     13. (a) The provisions of this Section 13 shall be applicable to all Covered Awards. Covered Awards shall be made subject to the achievement of one or more prees tablished Performance Goals, in accordance with procedures to be established by theCommittee from time to time. Notwithstanding any provision of the Plan to the contrary, the Committee shall not have discretion to waive or amend such Performance Goals or to increase the number of Shares subject to Covered Awards or the amount payable pursuant to Covered Awards after the Performance
  Goals have been established; provided, however, that the Committee may, in its sole discretion, reduce the number of Shares subject to Covered Awards or the amount which would otherwise be payable pursuant to Covered Awards;
  and provided, further, that the provisions of Section 8 shall override any contrary provision of this Section
  13.
          (b) No Shares shall be delivered and no payment shall be made pursuant to a Covered Award unless and until the Committee shall have certified in writing that the applicable Performance Goals have been attained.
          (c)  The Committee may from time to time
  establish procedures pursuant to which Covered Employees will be permitted or required to defer receipt of amounts payable under Awards made under the Plan.
          (d) Notwithstanding any other provision of the Plan, for all purposes involving Covered Awards, the Committee shall consist of at least two members of the Board of Directors, each of whom is an "outside director" within the meaning of Section 162(m).

  5. Except as provided above, the Plan shall continue in effect without amendment.